Exhibit 5.6

[LETTERHEAD OF MUNSCH HARDT KOPF & HARR]

April 23, 2015

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Speedway Motorsports, Inc.
Registration Statement on Form S-4 and Exchange of Senior Notes

Ladies and Gentlemen:

We have acted as special counsel, solely with respect to the matters addressed in this letter, to Texas Motor Speedway, Inc., a Texas corporation (the “Guarantor”) and a subsidiary of Speedway Motorsports, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $200,000,000 aggregate principal amount of 5.125% Senior Notes due 2023 (the “Exchange Notes”) and the guarantees (the “Guarantees”) by the Guarantors (as defined below) of the Company’s obligations under the Exchange Notes. The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $200,000,000 aggregate principal amount of its outstanding 5.125% Senior Notes due 2023. In conjunction with the issuance of the Exchange Notes, the Guarantor and certain other subsidiaries of the Company listed in the Registration Statement(together with the Guarantor, the “Guarantors”) will issue the Guarantees. The Exchange Notes and Guarantees will be issued under an indenture dated as of January 27, 2015 (the “Indenture”) among U.S. Bank National Association, as trustee, the Company and Guarantors.

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have reviewed copies, certified or otherwise identified to our satisfaction, of the following documents (the “Opinion Documents”):

(a)	the Registration Statement;

(b)	the Registration Rights Agreement, dated as of January 27, 2015, by and among the Issuers and the Initial Purchasers named therein;

(c)	the Indenture;

(d)	the form of the Exchange Notes;

(e)	the form of the Guarantees;

(f)	the Articles of Incorporation, as amended, and Bylaws of the Guarantor;

(g)	resolutions of the Board of Directors of the Guarantor relating, among other things, to the Indenture, the Exchange Notes and the Guarantee; and

(h)	certificates and other information provided as of April 16, 2015 by the Texas Secretary of State and Texas Comptroller of Public Accounts as to the existence and other status of the Company.

We have reviewed such documents and considered such matters of law and fact as we have deemed appropriate to render the opinions contained herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimile and electronic copies). With respect to certain facts, we have relied upon statements contained in the Opinion Documents and certificates or other comparable documents of public officials and officers or other appropriate representatives of the Guarantor and the Company, in each case without investigation or analysis of any underlying statements, facts, opinions, information or data contained therein.

The opinions set forth herein are limited to the laws of the State of Texas. We do not express any opinion with respect to the law of any jurisdiction other than the State of Texas or as to the effect of such other law on the opinion set forth herein. We express no opinion in this letter as to federal or state securities laws or regulations.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

(a)	The Guarantor is validly existing as a corporation under the laws of the State of Texas;

(b)	The Guarantor has the corporate power to execute and deliver the Indenture and the Guarantee;

(c)	The execution and delivery by the Guarantor of the Indenture and the Guarantee have been duly authorized by all required corporate action of Guarantor; and

(d)	Each of the Indenture and the Guarantee has been duly executed and delivered by the Guarantor.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Munsch Hardt Kopf & Harr, P.C.